As filed with the Securities and Exchange Commission on January 13, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

tw telecom inc.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	84-1500624 (I.R.S. Employer Identification Number)

10475 Park Meadows Drive

Littleton, CO 80124

(303) 566-1000

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2000 Employee Stock Plan

(Full title of the Plan)

Paul B. Jones

Executive Vice President, General Counsel and Regulatory Policy and Secretary

tw telecom inc.

10475 Park Meadows Drive

Littleton, CO 80124

(Name and Address of agent for service)

(303) 566-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01 per share	14,500,000	$16.9250	$245,412,500	17,497.91

(1)	14,500,000 additional shares to be issued pursuant to the grant or exercise of awards under the Registrant’s Amended and Restated 2000 Employee Stock Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and based on the average of the high and low prices of the Registrant’s common stock, par value $0.01 per share, on January 8, 2010 as reported by the NASDAQ Stock Market.

INTRODUCTION

This Registration Statement on Form S-8 is filed by tw telecom inc., a Delaware corporation (the “Company” or the “Registrant”), pursuant to General Instruction E to Form S-8, to register an additional 14,500,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), to be issued under the Registrant’s Amended and Restated 2000 Employee Stock Plan (the “Amended and Restated Plan”). The Amended and Restated Plan was approved by the Company’s stockholders at the Annual Meeting of Stockholders, held on June 4, 2009 (the “Annual Meeting”) to, among other things, increase the number of shares of Common Stock authorized to be issued under the Plan by 14,500,000 to a total of 39,000,000 shares. The Amended and Restated Plan is described in the Company’s definitive proxy materials for the Annual Meeting, filed with the Securities and Exchange Commission (the “Commission”) on April 24, 2009.

The Company previously filed a Registration Statement on Form S-8 (file No. 333-48084) registering 12,000,000 shares of Common Stock under the 2000 Employee Stock Plan on October 17, 2000 and a Registration Statement on Form S-8 (File No. 333-117757) registering an additional 12,500,000 shares of Common Stock under the Plan on July 29, 2004. The Company hereby incorporates by reference the contents of such previously filed Registration Statements on Form S-8 to the extent not otherwise amended or superseded by the contents in this Registration Statement.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents and information previously filed with the Commission by the Company are hereby incorporated by reference in this Registration Statement (except for the portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission, which are deemed not to be incorporated by reference into this Registration Statement):

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on February 24, 2009;

•

The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, filed with the Commission on May 11, 2009, August 10, 2009 and November 6, 2009, respectively;

•	The Company’s Current Report on Form 8-K filed with the Commission on June 5, 2009;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2008; and

•	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on May 11, 1999.

The Company also incorporates by reference the information contained in all other documents the Company files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this Registration Statement and prior to the termination of this offering. The information contained in any such document will be considered part of this Registration Statement from the date the document is filed with the Commission.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Article VII of the Bylaws of the Company provides that to the fullest extent permitted under the General Corporation Law of the State of Delaware (the “DGCL”), the Company will indemnify and hold harmless any person that was or is made or threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and no indemnification may be made in respect of any claim or matter as to which the person has been adjudged to be liable to the corporation unless the court determines upon application that, in view of all of the circumstances, the person is fairly and reasonable entitled to indemnity for expenses. The Company also has obtained insurance policies which provide coverage for its directors and officers in certain situations, including some situations where the Company cannot directly indemnify the directors or officers.

The Company has entered into indemnification agreements with its independent directors, Board-elected officers and certain other management employees that provide for indemnification to the full extent permitted by the DGCL, advancement of expenses in connection with defending or participation in any proceeding that is indemnifiable under the agreement and for selection of special independent counsel to make determinations under the agreement after the occurrence of a change of control of the Company as defined in the agreement.

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Paul B. Jones, Esq., Executive Vice President, General Counsel and Regulatory Policy and Secretary of tw telecom inc.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this Registration Statement)

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Littleton, Colorado, on this 13th day of January, 2010.

tw telecom inc.

By:	/S/ LARISSA L. HERDA
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul B. Jones and Tina Davis, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the following capacities on this 13th day of January 2010.

/S/ LARISSA L. HERDA Larissa L. Herda	Chairman of the Board, President & Chief Executive Officer (Principal Executive Officer)

/S/ MARK A. PETERS Mark A. Peters	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ JILL R. STUART Jill R. Stuart	Sr. Vice President, Accounting & Finance and Chief Accounting Officer (Principal Accounting Officer)

/S/ GREGORY J. ATTORRI Gregory J. Attorri	Director

/S/ SPENCER B. HAYS Spencer B. Hays	Director

/S/ KEVIN W. MOONEY Kevin W. Mooney	Director

/S/ KIRBY G. PICKLE Kirby G. Pickle	Director

/S/ ROSCOE C. YOUNG, II Roscoe C. Young, II	Director

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Paul B. Jones, Esq., Executive Vice President, General Counsel and Regulatory Policy and Secretary of tw telecom inc.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this Registration Statement)